Exhibit 99.1
For Immediate Release

Contacts:	William R. Gargiulo, Jr.	231.526.1244
	Donna Felch, CFO	312.595.9123

The Female Health Company Declares
1st Quarter Dividend of $0.05/share and Extends its Stock
Repurchase Program

CHICAGO, January 5, 2012 - The Female Health Company (NASDAQ-CM: FHCO - News), today announced that its Board of Directors has declared a quarterly cash dividend of $0.05 per share.  The dividend is payable February 9, 2012 to stockholders of record as of February 1, 2012.  In January, 2010, the Company announced the initiation of a cash dividend program and has subsequently paid eight consecutive quarterly dividends.

The Board of Directors also extended the Company’s stock repurchase program, which was due to expire at calendar year end, through December 31, 2012.  The program has a repurchase cap of 3 million shares of common stock.  The Company has repurchased approximately 1.9 million shares under the program and approximately 1.1 million shares remain for potential repurchase.

“The Company’s Board of Directors and management team believe that the payment of cash dividends allows shareholders to participate directly in the Company’s success” stated O.B. Parrish, Chairman and Chief Executive Officer of The Female Health Company.  “The Company’s profitability has generated cash from operations that exceeds the Company’s capital spending requirements, and the Company is debt free.  We believe that utilizing some of this excess cash flow to pay cash dividends is in the best interests of our shareholders.  Extending the stock repurchase program provides another alternative for allocation of excess cash.”

 Any future quarterly dividends and the record date for any such dividend must be approved each quarter by the Company’s Board of Directors and announced by the Company.  Payment of future dividends is in the discretion of the Board of Directors and the Company may not have sufficient cash flows to continue to pay dividends.

About The Female Health Company

The Female Health Company, based in Chicago, Illinois, manufactures and markets the FC2 Female Condom® (FC2), which is available in the U.S. and in about 120 other countries globally.  The Company owns certain worldwide rights to the FC2 Female Condom®, including patents that have been issued in the U.S., the European Union, Canada, Australia, South Africa, Japan, The People's Republic of China, Spain, Mexico, Greece, Turkey and the African Regional Intellectual Property Organization (ARIPO), which includes Botswana, The Gambia, Ghana, Kenya, Lesotho, Malawi, Mozambique, Namibia, Sierra Leone, Somalia, Sudan, Swaziland, Uganda, United Republic of Tanzania, Zambia and Zimbabwe.  FC2 patent applications are pending in various countries.  The FC2 Female Condom® is the only available FDA-approved product controlled by a woman that offers dual protection against sexually transmitted diseases, including HIV/AIDS, and unintended pregnancy.  The World Health Organization (WHO) has cleared FC2 for purchase by U.N. agencies.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:

The statements in this release which are not historical fact are "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements in this release relate to the continuation of cash dividends in future periods and repurchases under the stock repurchase program.  These statements are based upon the Company's current plans and strategies, and reflect the Company's current assessment of the risks and uncertainties related to its business, and are made as of the date of this release.  The Company assumes no obligation to update any forward-looking statements contained in this release as a result of new information or future events, developments or circumstances.  Such forward-looking statements are inherently subject to known and unknown risks and uncertainties.  The Company's actual results and future developments could differ materially from the results or developments expressed in, or implied by, these forward-looking statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following:  product demand and market acceptance; competition in the Company's markets and the risk of new competitors and new competitive product introductions; the Company's reliance on its international partners in the consumer sector and on the level of spending on the female condom by country governments, global donors and other public health organizations in the global public sector; the economic and business environment and the impact of government pressures; risks involved in doing business on an international level, including currency risks, regulatory requirements, political risks, export restrictions and other trade barriers; the Company's production capacity, efficiency and supply constraints; and other risks detailed in the Company's press releases, shareholder communications and Securities and Exchange Commission filings, including the Company's Form 10-K for the fiscal year ended September 30, 2011.  Actual events affecting the Company and the impact of such events on the Company's operations may vary from those currently anticipated.

For more information about the Female Health Company visit the Company's website at http://www.femalehealth.com and http://www.femalecondom.org. If you would like to be added to the Company's e-mail alert list, please send an e-mail to FHCInvestor@femalehealthcompany.com.